Exhibit 11
             Statement Regarding Computation of Per Share Earnings

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                                   Three Months          Six Months
                                   Ended June  30,      Ended June 30,
                                   1997      1996       1997     1996
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                                 (In Thousands, Except Per Share Data)

Primary  net  income  per  share


Net income:
  Net income as reported . . . . .  $10,694  $15,803  $20,786  $27,431

  Weighted average number
    of common shares outstanding .   18,187   18,604   18,183   19,034
 Common stock equivalents. . . . .      168      339      164      327
                                    -------  -------  -------  -------
 Primary shares. . . . . . . . . .   18,355   18,943   18,347   19,361

Primary net income per share . . .  $   .58  $   .83  $  1.13  $  1.42
                                    =======  =======  =======  =======


Fully diluted net income per share

  Net income as reported            $10,694  $15,803  $20,786  $27,431

  Weighted average number
     of common shares outstanding    18,187   18,604   18,183   19,034

  Common stock equivalents              168      339      164      327
                                    -------  -------  -------  -------
  Fully diluted shares               18,355   18,943   18,347   19,361

Fully diluted net income per share  $   .58  $   .83  $  1.13  $  1.42
                                    =======  =======  =======  =======
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